Exhibit 99.1

Investor Contact:	Lawrence E. Hyatt (615) 235-4432

Media Contact:	Julie K. Davis (615) 443-9266

CRACKER BARREL REPORTS RESULTS FOR SECOND QUARTER FISCAL 2012

AND INCREASES FULL-YEAR EARNINGS GUIDANCE

Comparable Store Traffic, Restaurant and Retail Sales Positive in Quarter

LEBANON, Tenn. – February 21, 2012 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported financial results for the second quarter of fiscal 2012 ended January 27, 2012, and increased its full-year earnings guidance.

Second-Quarter Fiscal 2012 Highlights

•

Adjusted earnings per diluted share, which excludes proxy contest expenses, of $1.20 were equal to the prior year quarter (see non-GAAP reconciliation below). On a GAAP basis, earnings per diluted share were $1.10.

•	Comparable store restaurant and retail sales increased by 3.5% and 3.4%, respectively. Total revenue was $673.2 million, an increase of 5.1% compared to the prior year quarter.

•	Adjusted operating income margin was 7.5% of total revenue compared with 8.2% in the prior year quarter. On a GAAP basis, operating income margin was 7.0% of total revenue.

Second Quarter Fiscal 2012 Results

Revenue

The Company reported total revenue of $673.2 million for the second quarter of fiscal 2012 representing an increase of 5.1% over the second quarter of fiscal 2011. Comparable store restaurant sales increased 3.5%, including a 2.4% increase in average check. The average menu price increase for the quarter was approximately 2.2%. Comparable store retail sales were up 3.4% for the quarter. During the quarter, the Company opened two new Cracker Barrel stores, and has opened three additional stores since the end of the quarter, for a total of eight new store openings year-to-date.

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Cracker Barrel Reports Results for Second Quarter of 2012

February 21, 2012

Comparable store restaurant and retail sales for the fiscal months of November, December and January were as follows:

	November	December	January	Second Quarter
Comparable restaurant traffic	-1.0%	1.8%	2.7%	1.1%
Average check	2.2%	2.5%	2.3%	2.4%
Comparable restaurant sales	1.2%	4.3%	5.0%	3.5%
Comparable retail sales	2.7%	0.6%	10.3%	3.4%

Pro-forma comparable restaurant traffic, shown in the table below, reflects the estimated impact of the shift of Christmas Eve from fiscal December in the prior year to fiscal January this year, and the impact of inclement weather in the prior year quarter.

	November	December	January	Second Quarter
Pro-forma comparable traffic	-1.0%	-1.7%	3.2%	0.2%
Holiday timing	0.0%	2.1%	-1.9%	0.0%
Prior year weather	0.0%	1.4%	1.4%	0.9%
Actual comparable traffic	-1.0%	1.8%	2.7%	1.1%

Operating Income

In the second quarter of fiscal 2012, adjusted operating income was $50.6 million, or 7.5% of total revenue, compared with operating income of $52.5 million, or 8.2% of total revenue, in the second quarter of fiscal 2011. On a GAAP basis, which includes proxy contest expenses, operating income was $47.3 million, or 7.0% of total revenue. The decrease in adjusted operating income was primarily the result of higher food commodity costs and the timing of advertising expenses, partially offset by lower hourly wages, maintenance and utilities expenses. Adjusted general and administrative expenses were 4.9% of total revenue in the second quarter of fiscal 2012 compared with 5.2% in the prior year quarter. On a GAAP basis, general and administrative expenses were 5.4% of total revenue in the second quarter of fiscal 2012.

“Driven by our strong sales and traffic performance, particularly in January, our financial results for the second quarter exceeded our expectations,” said Sandra B. Cochran, President and Chief Executive Officer of Cracker Barrel Old Country Store, Inc. “Comparable store traffic and sales outperformed the Knapp-Track™ Index for the quarter, and we are pleased to report positive traffic for the first time in the past five quarters. We continued to control our expenses, and we are seeing the expected benefits from our cost reduction initiatives. Our diluted earnings per share, adjusted for proxy contest expenses, were in line with the prior year quarter, despite the change in our marketing strategy and resulting change in the timing of our advertising spend, and the expected timing of increases in commodity costs.”

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Cracker Barrel Reports Results for Second Quarter of 2012

February 21, 2012

Year-to-date Fiscal 2012 Results

Year-to-date through the end of the second quarter, total revenue was $1.3 billion, an increase of 2.6% compared to the prior year period. Comparable store restaurant sales increased 1.0%, including a 2.3% higher check, and comparable store retail sales increased 1.4%.

Year-to-date, the Company reported adjusted net income of $53.1 million or $2.29 per diluted share, compared with net income of $52.5 million, or $2.21 per diluted share in the prior year period. On a GAAP basis, year-to-date net income was $49.4 million or $2.13 per diluted share. Year-to-date net cash flow provided by operating activities was $114.0 million, compared with $57.3 million in the prior year period, due to timing differences in accounts payable payments, estimated income taxes and changes in other assets and liabilities. The Company did not repurchase any shares during the second quarter of fiscal 2012.

A reconciliation of the Company’s financial results determined in accordance with GAAP to certain non-GAAP financial measures used in this release has been provided in the financial statement tables included in this release to supplement its unaudited financial statements presented on a GAAP basis.

Fiscal 2012 Outlook Update

The Company commented that its outlook for fiscal 2012 reflects many assumptions, the accuracy of which is not yet known. Based upon year-to-date financial performance, recent trends and current estimates, the Company has raised its full-year earnings guidance for fiscal 2012. The Company expects total revenue for fiscal 2012 of between $2.55 billion and $2.6 billion, reflecting anticipated increases in comparable store restaurant and retail sales in a range of 1.0% and 2.0%. Due to delayed construction starts on two stores previously scheduled to open late this year, the Company expects to open 13 new Cracker Barrel stores in the current fiscal year rather than the 15 originally planned. The Company now expects to report adjusted earnings per diluted share for the fiscal year of between $4.20 and $4.35, excluding proxy contest expenses of $0.16 per diluted share. On a GAAP basis, the Company expects to report earnings per diluted share for the fiscal year between $4.04 and $4.19. Food commodity costs are expected to increase 5.5% to 6.5% from the prior year, and adjusted operating income margins are expected to range between 7.2% and 7.4% of total revenues.

The Company expects depreciation expense of between $64 million and $66 million; net interest expense of approximately $45 million; an effective tax rate of between 29% and 30%; and capital expenditures of between $85 million and $95 million. The Company reminds investors that its 2012 fiscal year is a 53-week year and that the impact of the 53rd week, which is included in its guidance, is expected to be additional revenue of approximately $50 million and approximately $0.25 of additional earnings per diluted share.

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Cracker Barrel Reports Results for Second Quarter of 2012

February 21, 2012

In order to provide additional visibility into its expectations for future performance, the Company provided quarterly earnings guidance for the current quarter. For the third quarter of fiscal 2012, the Company expects to report earnings per diluted share of between $0.70 and $0.75.

Commenting on the outlook, Ms. Cochran said, “While we continue to remain cautious about the outlook for consumer spending, gasoline prices and commodity costs, we are encouraged by our improving sales trends. We believe that the six strategic initiatives to drive restaurant traffic, grow retail sales and control costs continue to gain traction. We expect to build on this success in the second half of the year.”

Fiscal 2012 Second-Quarter Conference Call

As previously announced, the live broadcast of today’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET). The on-line replay will be available at 2:00 p.m. (ET) and continue through March 7, 2012.

The Company plans to announce its fiscal 2012 third-quarter earnings and comparable restaurant and retail sales on Tuesday, May 22, 2012.

About Cracker Barrel

Cracker Barrel Old Country Store® restaurants provide a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as the Company’s signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 611 company-owned locations in 42 states. Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. – 11 p.m. For more information, visit: crackerbarrel.com.

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-

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Cracker Barrel Reports Results for Second Quarter of 2012

February 21, 2012

looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” “should,” “projects,” “forecasts,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include the expected effects of operational improvement initiatives, such as new menu items and retail offerings. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence, higher costs for energy, general or regional economic weakness, weather on sales and customer travel, and discretionary income or personal expenditure activity of our customers; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to successfully implement or sustain plans intended to improve operational or marketing execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; our ability to successfully implement plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America; and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications.

Any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which made. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Cracker Barrel Reports Results for Second Quarter of 2012

February 21, 2012

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT

(Unaudited)

(In thousands, except share and per share amounts, percentages and ratios)

	Second Quarter Ended			Six Months Ended
	1/27/12	1/28/11	Percentage Change	1/27/12	1/28/11	Percentage Change
Total revenue	$673,234	$640,277	5%	$1,271,671	$1,238,968	3%
Cost of goods sold	235,391	219,390	7	421,698	399,143	6

Gross profit	437,843	420,887	4	849,973	839,825	1
Labor and other related expenses	234,933	223,182	5	455,901	447,786	2
Other store operating expenses	119,136	112,164	6	228,180	224,123	2

Store operating income	83,774	85,541	(2)	165,892	167,916	(1)
General and administrative expenses	36,437	33,068	10	73,931	69,944	6
Impairment and store dispositions, net	—	1	(100)	—	84	(100)

Operating income	47,337	52,472	(10)	91,961	97,888	(6)
Interest expense	11,025	11,830	(7)	22,160	23,544	(6)

Pretax income	36,312	40,642	(11)	69,801	74,344	(6)
Provision for income taxes	10,703	11,865	(10)	20,390	21,833	(7)

Net income	$25,609	$28,777	(11)	$49,411	$52,511	(6)

Earnings per share – Basic:	$1.11	$1.24	(11)	$2.16	$2.28	(5)

Earnings per share – Diluted:	$1.10	$1.20	(8)	$2.13	$2.21	(4)

Weighted average shares:
Basic	22,968,002	23,237,493	(1)	22,919,451	23,034,943	(1)
Diluted	23,306,177	23,919,251	(3)	23,225,963	23,756,567	(2)

Ratio Analysis
Total revenue:
Restaurant	74.8%	74.8%		77.5%	77.5%
Retail	25.2	25.2		22.5	22.5

Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	35.0	34.3		33.2	32.2

Gross profit	65.0	65.7		66.8	67.8
Labor and other related expenses	34.9	34.8		35.9	36.2
Other store operating expenses	17.7	17.5		17.9	18.1

Store operating income	12.4	13.4		13.0	13.5
General and administrative expenses	5.4	5.2		5.8	5.6
Impairment and store dispositions, net	0.0	0.0		0.0	0.0

Operating income	7.0	8.2		7.2	7.9
Interest expense	1.6	1.9		1.7	1.9

Pretax income	5.4	6.3		5.5	6.0
Provision for income taxes	1.6	1.8		1.6	1.8

Net income	3.8%	4.5%		3.9%	4.2%

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Cracker Barrel Reports Results for Second Quarter of 2012

February 21, 2012

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited and in thousands, except share amounts)

	1/27/12	7/29/11
Assets
Cash and cash equivalents	$119,385	$52,274
Inventory	127,176	141,547
Other current assets	54,076	52,094
Property and equipment, net	1,015,234	1,009,164
Other long-lived assets	54,458	55,805

Total assets	$1,370,329	$1,310,884

Liabilities and Shareholders’ Equity
Accounts payable	$93,592	$99,679
Current maturities	9,490	123
Other current liabilities	192,602	167,301
Long-term debt	540,715	550,143
Other long-term obligations	213,535	225,604
Shareholders’ equity	320,395	268,034

Total liabilities and shareholders’ equity	$1,370,329	$1,310,884

Common shares outstanding	22,992,183	22,840,974

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Cracker Barrel Reports Results for Second Quarter of 2012

February 21, 2012

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

(Unaudited and in thousands)

	Six Months Ended
	1/27/12	1/28/11
Cash flows from operating activities:
Net income	$49,411	$52,511
Depreciation and amortization	31,339	30,454
Loss on disposition of property and equipment	1,258	1,693
Share-based compensation, net of excess tax benefit	5,791	2,625
Decrease in inventories	14,371	13,555
(Decrease) in accounts payable	(6,087)	(27,794)
Net changes in other assets and liabilities	17,876	(15,739)

Net cash provided by operating activities	113,959	57,305

Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(38,719)	(40,475)
Proceeds from sale of property and equipment	477	265

Net cash used in investing activities	(38,242)	(40,210)

Cash flows from financing activities:
Net payments for credit facilities and other long-term obligations	(76)	(3,488)
Proceeds from exercise of share-based compensation awards	2,137	20,343
Excess tax benefit from share-based compensation	155	2,294
Purchase and retirement of common stock	—	(10,997)
Dividends on common stock	(10,822)	(9,698)

Net cash used in financing activities	(8,606)	(1,546)

Net increase in cash and cash equivalents	67,111	15,549
Cash and cash equivalents, beginning of period	52,274	47,700

Cash and cash equivalents, end of period	$119,385	$63,249

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Cracker Barrel Reports Results for Second Quarter of 2012

February 21, 2012

CRACKER BARREL OLD COUNTRY STORE, INC.

Supplemental Information

(Unaudited)

	Second Quarter Ended		Six Months Ended
	1/27/12	1/28/11	1/27/12	1/28/11
Units in operation:
Open at beginning of period	606	596	603	593
Opened during period	2	1	5	4

Open at end of period	608	597	608	597

Total revenue: (In thousands)
Restaurant	$503,531	$478,614	$985,040	$960,429
Retail	169,703	161,663	286,631	278,539

Total revenue	$673,234	$640,277	$1,271,671	$1,238,968

Cost of goods sold: (In thousands)
Restaurant	$138,456	$127,201	$266,152	$249,582
Retail	96,935	92,189	155,546	149,561

Total cost of goods sold	$235,391	$219,390	$421,698	$399,143

Average unit volume: (In thousands)
Restaurant	$828.3	$801.7	$1,625.5	$1,612.2
Retail	279.1	270.8	473.0	467.5

Total	$1,107.4	$1,072.5	$2,098.5	$2,079.7

Operating weeks:	7,903	7,761	15,756	15,489

	Q2 2012 vs. Q2 2011	6 mo. 2012 vs. 6 mo. 2011
Comparable store sales period to period increase:
Restaurant	3.5%	1.0%
Retail	3.4%	1.4%

Number of locations in comparable store base	592	591

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Cracker Barrel Reports Results for Second Quarter of 2012

February 21, 2012

CRACKER BARREL OLD COUNTRY STORE, INC.

Reconciliation of As Reported GAAP basis operating

results to As Adjusted non-GAAP operating results

(Unaudited and in thousands)

Non-GAAP operating income and earnings per share information adjusted to exclude charges and tax effects of the proxy contest concluded at the Company’s recent annual meeting of shareholders are as summarized in the table below. The Company believes that excluding these charges and tax effects from its financial results reflects operating results that are more indicative of the Company’s ongoing operating performance while improving comparability to prior periods, and, as such, may provide investors with an enhanced overall understanding of the Company’s past financial performance and prospects for the future. This information is not intended to be considered in isolation or as a substitute for operating income or earnings per share information prepared in accordance with GAAP.

	Second Quarter Ended January 27, 2012			Six Months Ended January 27, 2012
	As Reported	Adjustments (1)	As Adjusted	As Reported	Adjustments (1)	As Adjusted
Store operating income	$83,774	—	$83,774	$165,892	—	$165,892
General and administrative expenses	36,437	(3,249)	33,188	73,931	(5,203)	68,728
Impairment and store dispositions, net	—	—	—	—	—	—

Operating income	47,337	3,249	50,586	91,961	5,203	97,164
Interest Expense	11,025	—	11,025	22,160	—	22,160

Pretax income	36,312	3,249	39,561	69,801	5,203	75,004
Provision for income taxes	10,703	958	11,661	20,390	1,520	21,910

Net income	25,609	2,291	27,900	49,411	3,683	53,094

Earnings per share – Basic:	$1.11	$0.10	$1.21	$2.16	$0.16	$2.32
Earnings per share – Diluted:	$1.10	$0.10	$1.20	$2.13	$0.16	$2.29

(1)	Charges and tax effects of the proxy contest concluded at the Company’s recent annual meeting of shareholders.

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